EXHIBIT 10.5


                                  May 15, 2006




Echelon Resorts Corporation
c/o Boyd Gaming Corporation
2950 Industrial Road
Las Vegas, Nevada  89109-1150

Attention:  Robert Boughner

                            Re: ECHELON PLACE PROJECT

Dear Bob:

           In connection with the proposed acquisition of the Hard Rock Property (as that term is defined in the Amendment (as defined below)) by an Affiliate of Morgans, Boyd has agreed that Morgans may proceed with such acquisition notwithstanding Boyd's rights under the January 3, 2006 Limited Liability Company Agreement (the "Operating Agreement"), based upon the terms and conditions set forth in the First Amendment to the Operating Agreement, of even date herewith (the "Amendment"), and based upon the representations made by Morgans set forth below in Section 1, which represent a material inducement to Boyd's execution of the Amendment. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Operating Agreement (as amended).

           1. CERTAIN OBLIGATIONS. Morgans agrees with Boyd as follows:

           a. Prior to the Opening Date of the second Hotel to be developed by the Company, neither Morgans nor any Affiliate of Morgans will invest equity capital, cash, guaranties or other credit support in connection with the acquisition, operation or management of the Hard Rock Property, in an aggregate amount in excess of or with a value in excess of 175% of the Morgans Capital Commitment to the LLC, excluding cash flow from the Hard Rock Property and proceeds of sales, refinancings and other capital events relating to that property.

           b. Neither Morgans nor any of its Affiliates will negotiate with, hire or retain a manager, operator, lessee or licensee of any material gaming
facilities  or  operations,   including  internet  related  operations,   at  or
originating from the Hard Rock Property that is or (during the three (3) years prior to the date hereof) was a public gaming company without first providing Boyd with a right of first refusal and right of last offer on terms reasonably satisfactory to Boyd, and in no event less favorable than those offered to such third party. Boyd shall have sufficient time, as determined by Boyd in its reasonable discretion, to evaluate such proposals, and if accepted by Boyd, to negotiate and enter into written agreements with Morgans or a Morgans Affiliate memorializing such terms.
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           2.  Morgans  agrees that in the event of any breach of the  covenants set forth above following written notice from Boyd and beyond any applicable cure periods set forth in the Operating Agreement, such breach, in each case, shall constitute a Morgans Default, and shall entitle Boyd to all of its remedies under the Operating Agreement (as amended).

           3. Morgans agrees that this letter shall constitute a written amendment to the Operating Agreement for purposes of satisfying Section 14.02 of the Operating Agreement (as amended), and this letter is fully binding upon the parties and is deemed to be incorporated in the Operating Agreement (as amended) and made a part thereof. This letter may be executed in counterparts.

                                    Very truly yours,


                                    /s/ W. Edward Scheetz

                                    W. Edward Scheetz
                                    Morgans LV Investment LLC



ACKNOWLEDGED AND AGREED TO BY:




/s/ Paul J. Chakmak
----------------------------------------
Paul J. Chakmak
Senior Vice President & Treasurer

ON BEHALF OF ECHELON RESORTS CORPORATION